UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 26, 2013
BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831
(Address of Principal Executive Offices)      (Zip Code)
Registrant's Telephone Number, including Area Code (203) 661-1926
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)(1)Our Board of Directors appointed Ryan Blair as a Vice President of the Company effective May 14, 2013.
(c)(2)    Mr. Blair, age 35, currently serves as the Chief Executive Officer and as a director of ViSalus, Inc., a majority-owned subsidiary of the Company (“ViSalus”), and he will continue to serve in this capacity while he serves as our Vice President. Mr. Blair co-founded ViSalus in 2005. In 2004, Mr. Blair co-founded PathConnect, LLC, an online social media company, and served as its Chief Executive Officer and Chairman of the Board until 2005. In 2001, Mr. Blair co-founded SkyPipeline Inc., a broadband fixed wireless company, and served as its Chief Executive Officer until 2004. In 1999, Mr. Blair founded 24x7 Tech, a technology support company, and served as its Vice President of Business Development from 1999 to 2001. From 1996 to 1999, Mr. Blair held various positions at Logix Development Corporation, an integrated communications company, most recently serving as Manager, Market Research.

In early 2012, we completed the third phase of the acquisition of ViSalus and increased our ownership to 72.7% for approximately $22.5 million in cash and the issuance of 681,324 unregistered shares of common stock valued at $14.6 million, half of which may not be sold or transferred prior to January 12, 2014. In connection with that closing, we issued 287,852 shares of common stock to Mr. Blair, half of which may not be sold or transferred prior to January 12, 2014. Mr. Blair purchased 12,148 shares of common stock in the open market on June 20, 2013 and currently owns a total of 300,000 shares of common stock. The initial payment in the third closing was based upon an estimate of ViSalus's EBITDA for 2011 and the cash payments were adjusted in April 2012 for the difference between the actual EBITDA for 2011 and the estimate used in the third closing. We paid an additional $6.2 million in April 2012 after final determination of ViSalus's actual EBITDA for 2011, bringing the total third phase acquisition cost to $43.3 million. Of the $28.7 million in cash that we paid in the third closing, we paid $2.1 million to Mr. Blair.

In December 2012, we and ViSalus amended the purchase agreement and we acquired an additional 8.2% of ViSalus for a cash payment of $60.5 million. In connection with the December 2012 closing, ViSalus issued shares of its redeemable convertible preferred stock to the holders of the 19.1% of ViSalus that was not owned by us. We and ViSalus have agreed to redeem all of the shares of preferred stock on December 31, 2017, which date can be extended with the consent of holders of a majority of the voting power of the preferred stock, for $143.2 million, unless prior to such date ViSalus has made an initial public offering of its shares of common stock at a price that indicates a valuation of ViSalus of $800.0 million or more, in which event the preferred stock will automatically convert into shares of common stock of ViSalus on a one-to-one basis. The threshold valuation in the preceding sentence is an aspirational goal and should not be considered the valuation of ViSalus at the date hereof or to predict ViSalus' valuation at any time in the future. We have guaranteed the performance by ViSalus of its redemption obligation. In the event that ViSalus does not redeem the preferred shares, each of the preferred shares will automatically become convertible into 100 shares of common stock of ViSalus.

Ryan Blair currently owns 4.6% of the outstanding capital stock of ViSalus. Of the $60.5 million that was paid in the fourth closing, $13.3 million was paid to Mr. Blair. In addition, of the $143.2 million aggregate redemption amount of the preferred stock, $34.3 million will be paid to Mr. Blair.

In November 2012, ViSalus paid a cash dividend to its shareholders, including $1.4 million to Ryan Blair. In connection with the December 2012 closing, ViSalus adopted a dividend policy and will declare and pay quarterly dividends out of available cash, subject to appropriate reserves. Mr. Blair will receive 4.6% of the ViSalus dividend payments. In April 2013, ViSalus paid a cash dividend to its shareholders, including $0.8 million to Mr. Blair.

ViSalus entered into an agreement with FragMob LLC in October 2011 under which FragMob agreed to provide ViSalus with software development and hosting services for a mobile phone application that allows ViSalus's promoters to access their ViNet promoter account information on their smart phones. In March 2012, ViSalus added a second application, a credit card swiper for mobile phones, to the services provided by FragMob pursuant to the agreement. On September 1, 2012, ViSalus and FragMob entered into a new revised agreement that extended the terms to December 31, 2014 and revised certain terms of the agreement. ViSalus paid $1.8 million and $0.5 million to FragMob for both services in 2012 and the first quarter of 2013, respectively. ViSalus also purchased approximately $1.2 million of mobile credit card swiper devices from FragMob in 2012. Ryan Blair owns approximately 11.8% of FragMob.
(e)(1)    ViSalus and Mr. Blair entered into an employment agreement on June 26, 2013. Mr. Blair will receive an annual salary of $750,000 and will be eligible for an annual target cash incentive of 150% of his base annual salary (with a maximum annual bonus opportunity of 200% of his base salary). In addition, Mr. Blair received stock options to purchase 907,500 shares of the common stock of ViSalus, with an exercise price equal to $7.58 per share and 742,500 restricted stock units pursuant to the ViSalus, Inc. 2012 Omnibus Incentive Plan, which is described below. Such equity awards will vest ratably over an eight year period, with options vesting first. During each October and November, beginning in calendar 2014, Mr. Blair may elect to have ViSalus purchase some or all of the shares he acquires pursuant to these equity awards unless such purchase would materially adversely affect ViSalus or would violate, or be prohibited by, the terms of any lending arrangements of Blyth or ViSalus. These put rights automatically terminate upon an initial public offering of the common stock of ViSalus. Pursuant to the terms of the employment agreement, Mr. Blair will not receive additional compensation for serving as our Vice President.
The employment agreement provides that, upon a termination of Mr. Blair's employment by ViSalus without “cause” or by Mr. Blair for “good reason” (each as defined in the employment agreement) or upon the non-renewal of the employment agreement by ViSalus, Mr. Blair will be entitled to receive the following severance payments and benefits: (1) a pro rata bonus for the year of the date of termination based on the performance of ViSalus for the applicable year; (2) the sum of Mr. Blair's annual base salary and target bonus multiplied by the greater of (A) two and (B) the number of full and partial months remaining in the employment term divided by 12 (up to a maximum of three) (although if the termination of employment occurred during the six-month period before or within two years following a change in control, such severance multiple would always be three); and (3) a monthly payment in cash equal to 150% of the monthly premium for health care continuation pursuant to COBRA for 18 months following the date of termination of employment. In addition, any stock options held by Mr. Blair will vest in full and remain exercisable for the lesser of three years from the date of termination and the remainder of their original full terms, and other equity awards will vest in full other than those that are intended to meet the performance-based exception under Section 162(m) of the Code, which awards will be treated in accordance with the terms of the applicable award agreement. On a termination of Mr. Blair's employment due to death or disability, Mr. Blair (or his beneficiary) would receive a pro rata incentive bonus for the year of termination and any outstanding equity awards would be treated as described above.
Mr. Blair is entitled to a golden parachute excise tax gross-up payment under certain circumstances, but if the total parachute payments made to Mr. Blair do not exceed 110% of his safe harbor amount (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), no gross-up payment will be made, and instead payments to Mr. Blair will be cut back so that no excise tax is imposed. In addition, Mr. Blair is also subject to employee and customer non-solicitation and non-competition restrictions while he is employed by ViSalus and for twenty-four months immediately following termination of employment for any reason.
The description of Mr. Blair's employment agreement set forth above is a summary only and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
(e)(2)    On May 14, 2013, ViSalus adopted the ViSalus, Inc. 2012 Omnibus Incentive Plan (the “ViSalus Plan”), subject to the approval of our Compensation Committee. Our Compensation Committee approved the ViSalus Plan on May 14, 2013. The ViSalus Plan authorizes the grant of equity-based incentive awards to employees and consultants of ViSalus and its affiliates, and to its directors.
The ViSalus Plan will be administered by the compensation committee of ViSalus.  Awards under the ViSalus Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards (including cash awards) and dividend equivalents.  The ViSalus Plan provides that 7,050,000 shares of Class A Common Stock of ViSalus are reserved for issuance, subject to adjustment in case of certain events described in the ViSalus Plan.  Unless earlier terminated by the Board of Directors of ViSalus, the Plan will remain in effect until May 14, 2023.

The description of the Plan set forth above is a summary only and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.2 hereto and incorporated by reference herein.  The forms of option grant award agreements and restricted stock unit agreements are attached as Exhibits 10.3, 10.4, 10.5 and 10.6 hereto. As of June 26, 2013, ViSalus has granted awards of restricted stock units and nonqualified stock options with respect to an aggregate of 7,020,751 shares of its Class A Common Stock, and all such awards contain put rights that are identical to the put rights described above with respect to the equity awards granted to Mr. Blair.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

10.1         Employment Agreement between Ryan Blair and ViSalus, Inc. dated June 26, 2013
10.2         ViSalus, Inc. 2012 Omnibus Incentive Plan
10.3         Option Grant Award Agreement (Executive Form) under the ViSalus, Inc. 2012 Omnibus Incentive Plan
10.4         Restricted Stock Unit Agreement (Executive Form) under the ViSalus, Inc. 2012 Omnibus Incentive Plan
10.5         Option Grant Award Agreement (Standard Form) under the ViSalus, Inc. 2012 Omnibus Incentive Plan
10.6         Restricted Stock Unit Agreement (Standard Form) under the ViSalus, Inc. 2012 Omnibus Incentive Plan

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the payment to be made by ViSalus to the holders of its preferred stock in December 2017, ViSalus' intention and ability to pay cash dividends, and ViSalus' ability to conduct an initial public offering, as well as any implied value of ViSalus at the time of any initial public offering. Forward-looking statements also include statements concerning Blyth's and ViSalus' plans, objectives, goals, strategies, future events, performance or future value and underlying assumptions and other statements that are other than statements of historical facts and may be identified by words such as “will,” “expect” or “intend” and any other similar words. Actual results could differ materially due to various factors, including those described in this Current Report on Form 8-K and in “Item 1A - Risk Factors” of our most recently filed Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. The forward-looking statements made in this Current Report on Form 8-K are made only as of the date hereof, and Blyth undertakes no obligation to update them to reflect subsequent events or circumstances except as may be required by securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: June 28, 2013	By: /s/ Michael S. Novins__________
Name: Michael S. Novins Title: Vice President and General Counsel